Exhibit 10.68

Management Agreement

Between

IntegraMed America, Inc.

And

UNC Fertility LLC

This Management Agreement (“Agreement”) is dated as of  February 1,  2012 (“Effective Date”) by and between IntegraMed America, Inc. a Delaware corporation, with its principal place of business at Two Manhattanville Road, Purchase, New York 10577 (“Management Company”) and UNC Fertility LLC (“LLC”), a North Carolina not-for-profit limited liability company, within the University of North Carolina Health Care System (the “System”) , 101 Manning Drive, Chapel Hill, North Carolina, 27514, as the sole member. IntegraMed and LLC are individually referred to herein as a “Party” and jointly, as “Parties.”

Recitals:

LLC specializes in gynecological services, treatment of human infertility encompassing the provision of in vitro fertilization and other assisted reproductive services (“Infertility Services”).  LLC provides Infertility Services through Marc Fritz, M.D. and Jennifer Mersereau, M.D., physicians employed by the Department of Obstetrics and Gynecology in the University of North Carolina at Chapel Hill’s School of Medicine (“UNC”).  Drs. Fritz and Mersereau are jointly referred to as “Physicians.”  LLC also contemplates providing Infertility Services through other physicians employed by UNC.

IntegraMed is in the business of making available to medical providers such as LLC certain assets (principally, facilities and equipment) and support services, primarily consisting of (i) financial management; (ii) administrative systems; (iii) clinical and laboratory organization and function; (iv) marketing and (v) operations management.

LLC believes the Business Services, as hereinafter defined, will benefit its medical practice and desires IntegraMed’s assistance with various aspects of LLC’s medical practice through the utilization of the Business Services as more particularly set forth herein. LLC acknowledges and agrees that the Business Services being made available to LLC require LLC’s cooperation and collaboration, and that IntegraMed, in making the Business Services available, makes no warranty or representation that the Business Services will achieve LLC’s desired goals and objectives except as expressly provided in this Agreement.

In addition, LLC desires access to capital for funding its growth and development, and IntegraMed desires to provide such capital or access to capital as provided herein.

NOW THEREFORE, in consideration of the above recitals which the Parties incorporate into this Agreement, the mutual covenants and agreements herein contained and other good and valuable consideration, the Parties agree as follows:

Article   1

Definitions

1.1           Definitions.  For the purposes of this Agreement, the following definitions shall apply:

1.1.1           “Adjustments” shall mean adjustments for refunds, discounts, contractual adjustments, professional courtesies, and other activities that do not generate a collectible fee as reasonably determined by IntegraMed and LLC.  Adjustments shall not include Bad Debt.

1.1.2           “Management Company Assets” shall mean those fixed assets owned by Management Company and utilized exclusively in connection with the operation of LLC’s medical practice, excluding leasehold improvements. “LLC Assets” shall mean those fixed assets owned by LLC and utilized exclusively in connection with the operation of LLC’s medical practice.  LLC Assets shall include, without limitation, such fixed assets as may be listed on Exhibit C to LLC’s Operating Agreement, as that document may be amended from time to time.

1.1.3           “Bad Debt” shall mean all or a portion of an account, loan or note receivable considered to be uncollectible in accordance with Generally Accepted Accounting Principles (“GAAP”).

1.1.4	“Base Service Fee” shall mean, for any calendar month during the Term of this Agreement, a fee payable by LLC to IntegraMed for the Business Services.

1.1.5                      “Business Services” shall mean certain personnel, Management Company Assets, management expertise and support services provided by Management Company, including, without limitation, the following services: (i) financial management; (ii) administrative systems, including maintenance of medical records through an electronic medical record system; (iii) clinical and laboratory organization and function; (iv) marketing and (v) operations management, all as more fully set forth in Article 4.

1.1.6           “Closing Date” shall mean, for the purposes of Sections 9.1, 9.2 and 9.3, ninety (90) days following termination of this Agreement.

1.1.7           “Cost of Services” shall have the meaning set forth in Article 2.

1.1.8           “Facilities” shall mean the medical offices and clinical spaces of LLC, including any satellite locations, related businesses and all medical group business operations of LLC, which are utilized by LLC in its medical practice.

1.1.9           “Fiscal Year” shall mean the 12-month period beginning July 1 and ending June 30 of each year.

1.1.10                      “Infertility Services” shall mean reproductive endocrinology services, gynecological services, treatment of human infertility encompassing the provision of in vitro fertilization and other assisted reproductive services provided by LLC or any Physician Employee, Other Professional Employee, or Technical Employee.

1.1.11                      “Management Company Overhead” shall mean all costs and expenses of Management Company that are not directly and primarily attributable to providing the Business Services, including, without limitation, salaries, bonuses, payroll taxes and benefits for Management Company corporate office employees, rent and expenses related to the operation of the Management Company corporate office, travel and entertainment expenses for corporate employees.

1.1.12                      “Other Professional Employee” shall mean a non-physician individual who is an employee of Management Company and provides services, including nurses, nurse anesthetists, physician assistants, nurse practitioners, embryologists, psychologists, and other such professional employees who may or may not generate professional charges, but shall not include Technical Employees.

1.1.13                      “Performance Incentive” shall mean, for any calendar month during the Term of this Agreement, a fee payable by LLC to IntegraMed if LLC achieves pre-determined financial results for that month.

1.1.14                      “Physician-Employee” shall mean a physician who is supplied to LLC by UNC or is under contract with UNC or LLC, including physicians employed by affiliates of LLC or entities with whom LLC has contracted, to provide Infertility Services to LLC’s patients and is duly licensed as a physician in the state of North Carolina.

1.1.15                      “Physician and Other Professional Revenues” shall mean, with respect to any period of time during the Initial Term or a Renewal Term, all fees received and actually recorded during such period of time of the Initial Term or a Renewal Term (net of Adjustments) by or on behalf of LLC as a result of professional medical and laboratory services furnished to patients by Physicians, Physician-Employees and Other Professional

Employees while providing services to patients of the LLC, whether rendered in an inpatient or outpatient setting.  Physician and Other Professional Revenues shall not include (i) board attendance fees and other compensation in connection with board memberships; and (ii) other services where Physician does not provide professional medical services such as testimony and consultation for litigation-related proceedings, lectures, passive investments, fundraising, or writing (“Permitted Services”); the compensation from Permitted Services may be retained by a Physician or Physician-Employee without limit.  Physician and Other Professional Revenues are sometimes referred to herein as “Revenues.” Additionally, it is understood and agreed that “Physician and Other Professional Revenues” shall not include compensation or professional fees for teaching, research, or patient care activities at a medical school, teaching hospital or college (but shall include compensation provided to LLC pursuant to an agreement for research or patient care activities at the Facilities or directly related to LLC patients), or compensation from inventions, patents, and other intellectual property developed by any Physician or Other Professional Employee developed without the use or involvement of the Business Services.

1.1.16                      “Pre-distribution Earnings” (“PDE”) shall mean, with respect to any period of time during the Initial Term or a Renewal Term: (i) Physician and Other Professional Revenues for such period of time during the Initial Term or a Renewal Term, less (ii) Cost of Services and the Base Service Fee for such period of time during the Initial Term or a Renewal Term.

1.1.17                      “Receivables” shall mean and include all rights to payment for services rendered or goods sold by the LLC, including, without limitation, accounts receivables, contract rights, chattel paper, documents, instruments and other evidence of patient indebtedness to LLC, policies and certificates of insurance relating to any of the foregoing, and all rights to payment, reimbursement or settlement or insurance or other medical benefit payments assigned to LLC by patients or pursuant to any Preferred Provider, HMO, capitated payment agreements or other agreements between LLC and a payer, recorded each month (net of Adjustments).

1.1.18                      “Security Incident” shall mean the attempted or successful unauthorized access, use, disclosure, modification, or destruction of LLC information or interference with system operations in an LLC information system, and includes a breach as that term is defined in 74 Fed. Reg. 42767-68 (Aug. 24, 2009), to be codified at 45 C.F.R. § 164.402.

1.1.19                      “Technical Employees” shall mean laboratory personnel, ultrasonographers, phlebotomists and technicians who provide services to LLC.

Article   2
Cost of Services

2.1           “Cost of Services” shall mean, with respect to any period of time during the Initial Term or a Renewal Term, all ordinary and necessary expenses of LLC and all direct ordinary and necessary operating expenses, without mark-up, of Management Company, exclusive of Management Company Overhead, incurred during such period of time only to acquire products and/or services that are specific to LLC or customized for LLC or that are directly related to LLC’s use of services that Management Company makes available to its infertility  practices to which it provides Business Services, including, without limitation but without duplication, the following costs and expenses that are paid to third parties, whether incurred by Management Company or LLC:

2.1.1           Salaries and fringe benefits of all Management Company employees employed at LLC Facilities and devoted to providing services exclusively to the LLC, along with payroll taxes or all other taxes and charges now or hereafter applicable to such personnel, and services of independent contractors;

2.1.2           Marketing expenses incurred by or on behalf of LLC, such as costs of printing marketing materials, media placements, and consumer seminars;

2.1.3           If applicable, any sales and use taxes, or any city, state or local taxes assessed against LLC related to the operation of LLC’s medical practice or its tangible personal property;

2.1.4           Lease payments, depreciation expense (determined in accordance with GAAP), taxes and interest directly relating to the Facilities and equipment, and other expenses of the Facilities described in Section 3.2 below;

2.1.5           Legal fees paid by Management Company upon request by LLC to outside counsel in connection with matters specific only to the operation of LLC such as regulatory and other issues specific to jurisdictions in which LLC operates; provided, however, legal fees incurred by the Parties relative to the execution or performance of this Agreement or as a result of a dispute between the Parties under this Agreement shall be borne by each Party and shall not be considered a Cost of Services; and provided, further any cost related to disputes between or among only Physicians shall not be considered Cost of Services and are outside the scope of this Agreement.

2.1.6           Health benefits provided to Physicians and Physician-Employees that are paid for solely by the LLC, including health and life insurance and long-term disability;

2.1.7           All insurance necessary to operate LLC, including fire, theft, general liability and, if applicable,  professional liability and malpractice insurance for Physicians and Physician-Employees of LLC, and Other Professional and Technical Employees, that is provided by Management Company;

2.1.8           Professional licensure fees and board certification fees of Physician- Employees, and Other Professional Employees and Technical Employees rendering Infertility Services on behalf of LLC, to the extent such fees are paid for by Management Company;

2.1.9                      Membership dues in professional associations and continuing professional education for Physicians and Physician-Employees and Other Professional Employees, to the extent such costs are paid for by Management Company;

2.1.10                      If applicable, the Risk Management Program described in Section 4.8 herein;

2.1.11                      Costs incurred by LLC or Management Company for filing fictitious name permits pursuant to this Agreement;

2.1.12                      Cost of medical and administrative supplies and all direct general and administrative expenses necessary to operate the LLC, including but not limited to travel and entertainment expenses, dues and subscriptions, and other business related expenses, such as cellular telephone, directly related to LLC; and

2.1.13                      Such other costs and expenses incurred by Management Company that are directly related to LLC’s operations which are included in the annual operation budget referred to in Section 5.2.1 or otherwise approved by LLC in writing.

2.1.14                      Costs incurred by Management Company with respect to specific requests for services from LLC that are outside those provided for in this Agreement.  For such requested services, Management Company and LLC will mutually determine in writing how such specific requests will be carried out, as well as how charges and costs, including, but not limited to travel, will be applied.

2.1.15                      LLC’s Bad Debt.

2.1.16                      Costs incurred by Management Company with respect to Business Services related to a specific activity requested by LLC in writing that are in excess of those Business Services typically provided to other medical providers for the same activity, including, but not limited to additional travel and staffing.

2.1.17                      Such costs charged by third-party vendors that are directly allocable to the LLC.  For example, and not by way of limitation, costs to migrate LLC data over to Management Company systems, install and maintain telecommunication lines linking LLC to the Management Company data center; annual per person license fees, software license maintenance fees and hardware maintenance fees  related to MISYS Optimum and software license and maintenance fees associated with all other software applications utilized by LLC, including but not limited to ARTworks®, HRIS/ON-core, Sales Force, MAS500, Citrix, HelpSTAR, Secure ID/RSA token and spam reduction services provided by Management Company; and, if applicable, insurance premiums for professional liability and other insurance coverages.

2.1.18                                Such additional training that LLC may request from Management Company beyond basic training for such applications as ARTworks® or in connection with basic Marketing and Sales training.

2.2           Notwithstanding anything to the contrary contained herein, Cost of Services shall not include costs of the following:

2.2.1           Any federal or state income taxes of LLC or Management Company other than as provided above;

2.2.2           The Base Service Fee;

2.2.3           Any amount paid to or on behalf of any Physician or Physician-Employee including salary, payroll taxes, draw or pension contributions;

2.2.4           Management Company’s cash outlay to acquire capital assets for which depreciation expense is to be charged as a Cost of Services under Section 2.1.4.

2.2.5           Management Company Overhead.

Article   3

Engagement; Relationship of Parties

3.1           Engagement.  LLC hereby engages Management Company to perform the functions described herein and to provide the Business Services in connection with the management of the Facilities, all in accordance with this Agreement.  During the Term, LLC will not utilize any Business Services other than those provided by Management Company or an affiliate of LLC, and will not participate in any product or service offerings that are competitive to any product or service offering by Management Company.  Management Company hereby accepts such engagement under the terms and conditions set forth in this Agreement, and agrees to devote its best efforts to such engagement for the benefit of and to further the interests of LLC, and to work collaboratively with LLC and as otherwise may be reasonably requested by LLC from time to time.  Management Company agrees further to provide all Business Services in such a fashion as to meet or exceed the prevailing professional standard for such services in the areas and localities where LLC provides Infertility Services.

3.2           Relationship of the Parties.  The Parties are separate entities operating independently.  The Parties hereby agree that this Agreement forms a contractual relationship between them.  Nothing in this Agreement shall constitute or be construed to be or to create a partnership, joint venture, employment or employer-employee relationship between Management Company and LLC or any of their respective employees, servants or agents.  Management Company shall not have or exercise any control or direction over the professional judgment or methods by which Physician-Employees provide professional medical services at the Facilities and nothing contained in this Agreement is intended to interfere with the professional relationship between such physicians and their patients.

Article   4

Duties and Responsibilities of Management Company

4.1           Business Services and Administration.

4.1.1           Management Company agrees to provide the Business Services required or otherwise requested by the LLC to provide Infertility Services within the North Carolina counties of Orange, Chatham, Durham, Person, Caswell, Wake, Alamance, Johnston, Harnett, Granville, and Lee (the “Territory”), and LLC agrees to limit its use of the Business Services to the Territory, without prior written consent from Management Company.  Management Company agrees further that it will not provide the Business Services to any provider of Infertility Services within the Territory other than LLC; provided, however, that nothing in this Section 4.1.1 shall limit Management Company’s ability to offer IntegraMed’s Attain® IVF Programs within the Territory, subject to

Section 6.9.  For efficiency and economies of scale, Management Company may provide certain of the Business Services through “shared services” provided through Management Company’s Shared Services Program in which event, the cost of which shall be allocated to LLC on a pro-rata basis to the extent permitted by Section 2.1.  Under the shared services program, practices within the Management Company network share certain costs, such as billing and collections, rather than having separate billing and collections persons situated at the practice location. None of the Business Services made available to LLC includes any physician medical functions.

4.1.2           Management Company will, on behalf of LLC and as directed by LLC, bill patients timely and collect professional fees timely for Infertility Services rendered by LLC at the Facilities, outside the Facilities for LLC’s hospitalized patients, and for all other Infertility Services rendered by any Physician-Employee or Other Professional Employees to LLC’s patients.  LLC hereby appoints and engages Management Company for the term hereof to be its true and lawful attorney-in-fact, for the following purposes:  (i) bill patients and third party payors in LLC’s name and on its behalf, or in a Physician’s name if appropriate; (ii) collect Receivables resulting from such billings in LLC’s name and on its behalf (recognizing that successfully collecting Receivables may be dependent on LLC’s participation and cooperation, LLC will reasonably cooperate with respect to Management Company’s collection efforts, and policies and procedures established by the Practice Management Board governing the collection of Receivables); (iii) receive payments from patients, insurance companies, prepayments from health care plans, and all other third-party payers; (iv) take possession of and endorse in the name of LLC (and/or in the name of any Physician Employee or Other Professional Employee rendering Infertility Services to patients of LLC) any notes, checks, money orders, and other instruments received in payment of Infertility Services performed or to be performed and Receivables; and (v) at LLC’s request, initiate the institution of legal proceedings in the name of LLC, with LLC’s cooperation, to collect any accounts and monies owed to LLC, to enforce the rights of LLC as creditor under any contract or in connection with the rendering of any service by LLC, and to contest adjustments and denials by governmental agencies (or its fiscal intermediaries) as third-party payers.

4.1.3           Management Company will provide the administrative services function of supervising and maintaining (on behalf of LLC) all files and records relating to the operations of  the Facilities, including but not limited to accounting and billing records, including for billing purposes, patient medical records, and collection records.  Patient medical records shall at all times be and remain the property of LLC and shall be located at the Facilities and be readily accessible for patient care.  Management Company's management of all files and records shall comply with all applicable state and federal laws and regulations regarding confidentiality of patient records and health information, including, without limitation, the North Carolina Identity Theft Protection Act (the “ITPA”), the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), the Standards for Privacy of Individually Identifiable Health Information (the “Privacy Rule”), the Security Standards for the Protection of Electronic Protected Health Information (“Security Rule”) and the Health Information Technology for Economic and Clinical Health Act and its implementing regulations (“HITECH”).  The medical records of each patient shall be expressly deemed confidential and shall not be made available to any third party except in compliance with all applicable laws, rules and regulations.  Management Company shall have access to such records in order to provide the Business Services hereunder and may use and disclose such records only to the extent permitted by HIPAA and other applicable state and federal laws and regulations.  The obligation to maintain the confidentiality of such records shall survive termination of this Agreement.  LLC shall have unrestricted access to all of its records at all times.

4.1.4           Management Company will provide all reasonably necessary clerical, accounting, bookkeeping and computer services, printing, postage and duplication services, medical transcribing services, and any other necessary or appropriate administrative services reasonably necessary for the efficient operation of LLC’s medical practice at the Facilities.

4.1.5           Management Company will design and implement appropriate marketing programs for LLC.  As LLC’s participation is essential in developing such marketing program, LLC will designate one or more Physicians to (i) work with Management Company in designing and implementing marketing plans, (ii) participate in marketing strategy sessions, and (iii) identify business development and managed care opportunities.

4.1.6           Management Company, upon request of LLC, will assist LLC in recruiting additional physicians, including Management Company providing such administrative functions as advertising for and identifying potential candidates, checking credentials, and arranging interviews; provided, however, LLC shall interview and make the ultimate decision as to the suitability of any physician to become associated with LLC.

4.1.7           Management Company will, upon request of LLC, assist LLC and/or UNC in negotiating any managed care contracts to which LLC desires to become a party. Management Company will provide administrative assistance to LLC in fulfilling its obligations under any such contract.

4.1.8           Management Company will, upon request of LLC, assist LLC in arranging for legal and accounting services as may otherwise be reasonably required in the ordinary course of LLC’s operation.

4.2           Facilities.  Initially, LLC shall conduct its operations out of facilities maintained by the UNC Health Care System (the “System”). Subsequent to the execution of this Agreement, UNC and LLC will determine the nature and extent of the facilities reasonably needed for LLC’s medical practice and Management Company will assist LLC in connection with the identification, design, and equipping of such facilities, including providing administrative support, effort and resources in locating the facilities.  Subject to input from the Management Company as requested by LLC, LLC shall assume responsibility for the cost and oversight of the build-out for the Facilities.  Management Company, in consultation with the Practice Management Board, shall assume responsibility for equipping the Facilities, including all necessary furniture, equipment and furnishings, and the replacement thereof from time to time, as needed.  Additionally, Management Company shall acquire all additional equipment, furnishings and fixtures as may be approved from time to time by the Practice Management Board..  Management Company shall arrange, in consultation with LLC, for all repairs, maintenance and improvements thereto, utility (telephone, electric, gas, water) services, customary janitorial services, refuse disposal and all other services reasonably necessary in conducting LLC’s medical practice at the Facilities.  Management Company will arrange for the cleaning of the Facilities, and timely maintenance and cleanliness of the equipment, furniture and furnishings located therein.  Management Company will advise, counsel and collaborate with LLC regarding the condition, use and needs for the Facilities, the improvements thereto, equipment and services.

4.3           Executive Director and Other Personnel.

4.3.1                      Executive Director.                                                                Management Company will employ an Executive Director, subject to continuing approval by the LLC, to manage and administer all of the day-to-day business functions of the Facilities in accordance with a job description prepared by Management Company and approved by the LLC.  The Executive Director’s compensation and benefits shall be approved by the LLC.  LLC agrees not to offer any compensation or benefits to the Executive Director other than those approved by the Practice Management Board.  In the event that there are material concerns relating to the Executive Director’s performance of his or her duties pursuant to this Agreement, Management Company will work cooperatively with the LLC to take all such actions as may be necessary to address such concerns, up to and including removal of the Executive Director from his or her position upon reasonable request by LLC and, in such event, all costs and expenses associated with such termination shall be a Cost of Services.

4.3.2           Personnel.                                Management Company will provide, as requested by LLC, support and administrative personnel, marketing, clerical, secretarial, bookkeeping and collection personnel, and such other personnel reasonably necessary for the efficient operation of LLC at the Facilities.  Such personnel will be under the direction and supervision of Management Company and the Executive Director.  The compensation of such personnel shall be approved by LLC and LLC may request that any of such personnel be terminated in its reasonable discretion. In such event, all costs and expenses associated with such termination shall be a Cost of Services. Other Professional Employees and Technical Employees shall be Management Company’s employees; provided, however, that the LLC shall be responsible for any and all liability arising from the negligence or malpractice of such personnel to the extent set forth in Section 6.6.1.

4.4           Financial Planning and Goals.  Management Company, in collaboration with the Practice Management Board, will prepare, for the approval or disapproval of LLC, an annual capital and operating budget (the “Budget”) reflecting the anticipated Revenues and Cost of Services, sources and uses of capital for growth of LLC’s practice and for the provision of Infertility Services at the Facilities.  The Practice Management Board will present the Budget to LLC for its approval or disapproval at least thirty (30) days prior to the commencement of the Fiscal Year.  LLC may approve or disapprove the Budget for a Fiscal Year. The LLC’s notice of disapproval shall provide sufficient detail to permit the Practice Management Board to submit a revised proposed Budget. Upon approval by LLC, the Budget for any Fiscal Year shall serve as a guide for the operation of the LLC and the making of expenditures during the applicable Fiscal Year. If the LLC does not approve the Budget for any Fiscal Year during the term of this Agreement, the Budget for the preceding Fiscal Year will serve as the Budget until such time as a new Budget is approved.

4.4.1                      In connection with the development of the Budget, Management Company shall develop and recommend annual performance objectives for the LLC’s medical practice.  Within thirty (30) days after the conclusion of each Fiscal Year, Management Company and LLC shall evaluate the performance of Management Company and LLC’s medical practice with respect to the objectives for such Fiscal Year.

4.5           Financial Statements.   Management Company will deliver to LLC monthly financial statements (“Financial Statements”), prepared in accordance with GAAP, within thirty (30) days after the end of each calendar month.  Such Financial Statements will comprise, on a monthly and year-to-date basis, a clear and detailed statement of LLC’s Revenues and Cost of Services and PDE, as well as a clear and detailed statement of the costs and expenses incurred by Management Company in providing the Business Services and are allocated to LLC.

4.6           Tax Planning and Tax Returns.  Management Company will not be responsible for any tax planning or tax return preparation for LLC, but will provide support documentation in connection with the same.  Such support documentation will not be destroyed without LLC’s consent.

4.7           Inventory and Supplies.  For the account of LLC, Management Company shall order and purchase inventory and supplies, and such other materials which are requested by LLC to enable LLC to deliver Infertility Services in a cost-effective quality manner.

4.8           Risk Management.                                                      Management Company shall assist LLC in meeting the standards of the System’s existing Risk Management Program.

4.9           Personnel Policies and Procedures.                                                                                                           Management Company shall develop, in cooperation with LLC, personnel policies, procedures and guidelines, governing office behavior, protocol and procedures which will aid in compliance with applicable laws and guidelines related to employment and human resources management.

4.10           Licenses and Permits.                                                                Upon request by LLC, Management Company will coordinate and assist LLC in its application for and efforts to obtain and maintain all federal, state and local licenses, certifications and regulatory permits required for or in connection with the operations of LLC and equipment located at the Facilities, other than those relating to the practice of medicine or the administration of drugs by Physicians and Physician-Employees.

4.11           Subcontracted Business Services.  Subject to prior approval of LLC, which approval shall not be unreasonably withheld, Management Company is expressly authorized to subcontract with other persons or entities for any of the services that Management Company is required to perform pursuant to this Agreement.  Provided, however, that Management Company shall disclose any term of this Agreement to any subcontractor or potential subcontractor of Management Company who does or will perform services to LLC to the extent the subcontractor or potential subcontractor will perform significant or continuing functions for LLC which are specific obligations of Management Company hereunder and shall incorporate such terms into such subcontract, including but not limited to the restrictive provisions of Section 3.1.1 hereof.  No such subcontract will limit the overall responsibility of Management Company for compliance with the terms and provisions of this Agreement unless LLC specifically agrees in writing.  Nothing in this Section 3.11 shall apply to contracts entered into by Management Company that relate to services not required to be performed directly by Management Company such as payroll services.

4.12           Access to Protected Health Information.                                                                                                                     In connection with the Business Services provided by Management Company pursuant to this Agreement, Management Company and its employees, representatives and agents will supervise and maintain LLC’s patient records, protected health information (“PHI”) (as that term is defined in HIPAA), and personal information (“PI”) (as that term is defined in the ITPA).   Management Company agrees to protect the confidentiality of such records, PHI and PI as required by all applicable state and federal laws and regulations, including, without limitation, the ITPA, HIPAA, the Privacy Rule, the Security Rule, and HITECH.  In connection with such PHI, Management Company contemporaneous with entering into this Agreement will enter into a Business Associate Agreement with LLC, substantially in the form of Exhibit 4.12, in accordance with the regulations promulgated under HIPAA.

4.12.1                      Management Company shall promptly notify LLC of any Security Incident or any use or disclosure of PHI or PI which is not in compliance with the terms of this Agreement. Management Company shall provide such notice no later than ten (10) days after the date on which Management Company becomes aware of such non-compliance or Security Incident or, through the exercise of reasonable diligence, should have become aware of such non-compliance or Security Incident.

4.12.2                      Management Company’s notification provided to LLC shall include, to the extent possible: (i) the identity of each individual whose PHI or PI has been, or is reasonably believed by Management Company to have been, accessed, acquired, used, or disclosed; (ii) a thorough description of the non-compliance or Security Incident; (iii) a description of the types of information that were involved in the non-compliance or Security Incident; (iv) any steps individuals should take to protect themselves from potential harm resulting from the non-compliance or Security Incident; (v) a brief description of Management Company’s efforts to investigate the non-compliance or Security Incident, to mitigate harm to individuals, and to protect against any further non-compliance; and (vi) contact procedures for individuals to ask questions or learn additional information, which shall include a toll-free telephone number, an e-mail address, Web site, or postal address.

4.12.3                      Management Company agrees to mitigate , to the extent practicable, any harmful effect to LLC resulting from a Security Incident or from a use or disclosure of PHI or PI which is not in compliance with the terms of this Agreement.  Management Company agrees further to provide complete cooperation to LLC should LLC elect to review or investigate such noncompliance or Security Incident.  Management Company shall indemnify and hold harmless LLC for any injury or damages arising from any non-compliance or Security Incident attributable to Management Company’s negligence or failure to execute the terms of this Agreement.

Article   5

Management Company Representations, Warranties and Covenants

5.1           Duly Authorized.  Management Company represents and warrants that this Agreement has been duly authorized, executed and delivered by Management Company and is binding upon it, and enforceable against it in accordance with its terms.

5.2           Duly Organized.  Management Company represents and warrants that Management Company is duly organized under the laws of the State of Delaware and is authorized and qualified in the State of North Carolina to do all things required of it under this Agreement.

5.3           Capacity to Contract.  Management Company represents and warrants that Management Company has the capacity and authority to fulfill the obligations required of it hereunder and nothing prohibits or restricts the right or ability of Management Company to carry out the terms hereof.

5.4           Violations of Law.  Management Company agrees that it will comply with all applicable laws, rules and regulations related to the Business Services.  Management Company represents and warrants that neither Management Company nor any agreement, document or instrument executed or to be executed in connection with this Agreement, or anything provided in or contemplated by this Agreement, does or will violate any applicable law, rule or regulation or breach, invalidate, cancel, make inoperative or interfere with, or result in acceleration of maturity of, any contract or agreement to which Management Company is bound which would affect LLC’s rights hereunder.

5.5           Insurance.  Management Company covenants that, throughout the term of this Agreement, Management Company shall maintain and keep in full force and effect general liability insurance in a minimum policy face amount of One Million Dollars ($1,000,000) per occurrence/Three Million Dollars ($3,000,000) in the aggregate.  Management Company shall provide LLC with a certificate of insurance evidencing such coverage upon execution of this Agreement, and then on an annual basis.

5.6           Non-Exclusion.  Management Company represents and warrants to LLC that neither it nor any of its shareholders, members, officers, directors, managers, or other employees is or has been excluded from participation in any federal health care program, as defined under 42 U.S.C. Section 1320a-7b(f), for the provision of items or services for which payment may be made under such federal health care programs, or has arranged or contracted (by employment or otherwise) with any employee, contractor or agent that it knows or should know is excluded from participation in any federal health care program to provide items or services hereunder.

ARTICLE 5A

LLC  Representations, Warranties and Covenants

5A.1           Duly Authorized.  LLC represents and warrants that this Agreement has been duly authorized, executed and delivered by LLC and is binding upon it, and enforceable against it in accordance with its terms.

5A.2           Duly Organized.  LLC represents and warrants that LLC is duly organized under the laws of the State of  North Carolina and is authorized and qualified in the State of North Carolina to do all things required of it under this Agreement. LLC agrees that during the  Term, it will remain organized as an LLC and UNC agrees not to dissolve or terminate LLC’s existence without Management Company’s prior written consent.

5A.3           Capacity to Contract.  LLC represents and warrants that LLC  has the capacity and authority to fulfill the obligations required of it hereunder and nothing prohibits or restricts the right or ability of LLC to carry out the terms hereof.

5A.4           Violations of Law.  LLC agrees that it will comply with all applicable laws, rules and regulations related to the Business Services.  LLC represents and warrants that it is not aware of any agreement, document or instrument executed or to be executed in connection with this Agreement, or anything provided in or contemplated by this Agreement, that does or will violate any applicable law, rule or regulation or breach, invalidate, cancel, make inoperative or interfere with, or result in acceleration of maturity of, any contract or agreement to which LLC is bound which would affect Management Company’s rights hereunder.

5A.5           Insurance.  LLC covenants that, throughout the term of this Agreement, LLC shall maintain and keep in full force and effect general liability insurance in a minimum policy face amount of  Three Million Dollars ($3,000,000) per occurrence/Ten Million Dollars ($10,000,000) in the aggregate and shall cause Management Company to be made an additional named insured under such coverage..  LLC shall provide Management Company with a certificate of insurance evidencing such coverage  within 30 days after execution of this Agreement, and then on an annual basis hereafter.

5A.6           Non-Exclusion.  LLC represents and warrants to Management Company that neither it nor any of its shareholders, members, officers, directors, managers, or other employees is or has been excluded from participation in any federal health care program, as defined under 42 U.S.C. Section 1320a-7b(f), for the provision of items or services for which payment may be made under such federal health care programs, or has arranged or contracted (by employment or otherwise) with any employee, contractor or agent that it knows or should know is excluded from participation in any federal health care program to provide items or services hereunder.

Article   6

Duties and Responsibilities of LLC

6.1           Timely Performance.                                                                LLC, in engaging Management Company to provide the Business Services described in this Agreement, acknowledges that LLC’s timely performance of its duties and responsibilities as delineated in this Article 6 are material to this Agreement and to Management Company’s interest.

6.2           Professional Services.                                                                LLC shall use its best reasonable efforts to cause its Physicians and Physician-Employees to provide Infertility Services to LLC’s patients in compliance at all times with ethical standards, laws and regulations applying to the practice of medicine in the applicable jurisdiction in which such Physician or Physician-Employee provides Infertility Services on behalf of LLC.  LLC shall ensure that each Physician, Physician-Employee, any Other Professional Employee employed by LLC, and any other professional provider associated with LLC is duly licensed and competent to provide the Infertility Services being rendered within the scope of such provider's practice.  In the event Management Company, in good faith, has a question or concern about a physician’s capacity or capability of providing Infertility Services, Management Company shall provide LLC with written notification of such question or concern and shall request that such physician cease providing Infertility Services. In event such notice is provided by Management Company to LLC, LLC shall  within 10 days after receipt of such notification, cause the System to take prompt action in accordance with its bylaws (available at http://www.unchealthcare,org/site/healthcareprofessionals/medbylaws) governing physician conduct and performance to address concerns regarding a physician’s capacity or capability of providing Infertility Service,

6.2.1           In addition, LLC shall require each Physician and Physician-Employee to maintain a DEA number and appropriate medical staff privileges as determined by LLC during the term of this Agreement. In the event that any investigations, disciplinary actions or medical malpractice actions are initiated against any Physician, Physician-Employee or other professional provider, LLC shall promptly inform the Executive Director and provide a general statement regarding the underlying facts and circumstances of such action, and the proposed course of action to resolve the matter. Periodic updates, but not less than monthly, shall be provided to Management Company.

6.3           Medical Practice.                                                      LLC shall use and occupy the Facilities exclusively for the purpose of providing Gynecology, Infertility Services, and related services and activities and shall use its best reasonable efforts to comply with all applicable laws and regulations and all applicable standards of medical care, including, but not limited to, those established by the American Society of Reproductive Medicine.  The medical practice conducted at the Facilities shall be conducted solely by Physicians employed by LLC or UNC and Physician-Employees employed by or serving as independent contractors to LLC, and Other Professional Employees employed by LLC.  No physician or medical practitioner other than a physician or practitioner who is affiliated with LLC, UNC, or the System and credentialed by the Office of Medical Staff Services at UNC Hospitals shall be permitted to use or occupy the Facilities without the prior written consent of Management Company, except in the case of a medical emergency, in which event, notification shall be provided to Management Company as soon after such use or occupancy as possible.

6.4           Employment of Physician and Other Professional Employees.  If the average time until the third (3d) next available appointment for a new patient exceeds twenty one (21) days for three (3) consecutive months, then LLC shall promptly use its best reasonable efforts to begin recruiting a Physician who, in LLC’s judgment, possesses the credentials and expertise necessary to enable such Physician to become affiliated with LLC for the purpose of providing Infertility Services. LLC agrees, in good faith use its best reasonable efforts , to recruit such new physician within six (6) months after the determination of need.  A condition to employment by the LLC shall be that each Physician-Employee enter into an employment or service agreement with LLC, UNC or their respective professional association which is a partner of LLC (“Physician Employment Agreement”); provided, however, LLC agrees that each Physician Employment Agreement executed after the Effective Date of this Agreement shall agree to non-competition and non-solicitation provisions reasonably acceptable to Management Company.  Upon LLC’s request, Management Company shall consult with and advise LLC respecting the hiring, compensation, supervision, evaluation and termination of Physician-Employees.  Within thirty (30) days after the Effective Date of this Agreement, LLC and the System will enter into a staffing agreement in the form attached hereto as Exhibit 6.4 pursuant to which the System will provide Physicians, Other Professional and Technical personnel to LLC during the term of this Agreement.

6.5           Continuing Medical Education  Physician-Employees shall comply with the System’s policies regarding continuing medical education.

6.6           Professional Insurance.  LLC shall provide, upon Management Company’s request, assurances acceptable to Management Company that the Physician-Employees and Other Professional Employees and Technical Employees provided to LLC by UNC have active professional liability coverage at all times during the Term, in limits of either (1) not less than $1,000,000.00 per occurrence, $3,000,000.00 in the aggregate or (2) such higher limits that may be  required by North Carolina law.  Upon request, LLC shall provide a Certificate of Insurance to Management Company evidencing such coverage within thirty (30) days of the request.

6.6.1           Throughout the term of this Agreement, LLC shall maintain and keep in full force and effect professional liability insurance for Other Professional Employees and Technical Employees who are employed by Management Company and provide clinical and laboratory services to LLC in a minimum policy amount of $3 million per occurrence/$10 million in the aggregate.  LLC shall cause Management Company to be added to such professional liability insurance policy as an additional named insured.

6.6.2           To the extent permitted by law, LLC agrees to indemnify and hold harmless Management Company from losses, damages, liabilities or expenses arising directly out of or in direct connection with negligence or malpractice by Other Professional Employees and Technical Employees providing medical, clinical and laboratory services to LLC during the Term of this Agreement; provided, however, that such indemnification shall not apply to losses, damages, liabilities or expenses for which payment is made under the professional liability insurance coverage required by Section 6.6.1.

6.7           Licensing.  With the support and assistance of Management Company, LLC shall obtain and maintain necessary licenses, including CLIA, and operate its clinical laboratory and tissue bank services in accordance with all applicable laws and regulations.  LLC agrees that the Medical Director or Tissue Bank Director, if applicable, shall be Physician-Employees or Other Professional Employees, if applicable, of LLC who meet the qualifications required by applicable State law or regulation, and that should there be a vacancy in any such position, LLC will cause another Physician-Employee or Other Professional Employee, if applicable, to fill such vacancy in accordance with applicable State law.

6.8           Direction of Practice                                                                LLC, as a continuing condition of Management Company's obligations under this Agreement, shall at all time during the Term be and remain legally organized and operated to provide Infertility Services in a manner consistent with state and federal laws.  LLC, through its physicians, is expected to provide leadership in its market area and reasonably cooperate with Management Company in Management Company’s efforts to make the Business Services available to LLC.  In furtherance of which:

6.8.1           LLC shall operate and maintain at the Facilities a full-time practice of medicine specializing in the provision of Infertility Services and shall  make arrangements for not less than two (2) full-time equivalent (FTE) Physician-Employees to provide Infertility Services on behalf of LLC.  LLC and its Physician-Employees shall provide patient care and clinical backup as required for the proper provision of Infertility Services to patients of LLC at LLC’s Facilities.  LLC shall require that its full-time Physician-Employees devote sufficient professional time, effort and ability to LLC’s practice, including the provision of Infertility Services and the development of such practice.

6.8.2           Each Physician-Employee shall hold and maintain a valid and unrestricted license to practice medicine in North Carolina, and all full-time Physician-Employees shall be board eligible in the practice of gynecology, with training in the subspecialty of infertility and assisted reproductive medicine.  UNC shall be responsible for paying the compensation and benefits, as applicable, for all Physician-Employees, and for withholding, as required by law, any sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law.

6.9           Care of Biological Materials.  LLC acknowledges that it bears all medical obligations to patients treated at the Facilities and covenants that it is responsible for all tissue, specimens, embryos or biological material (“Biological Materials”) kept at the Facilities on behalf of the patients (or former patients) of LLC.  In the event of a termination or dissolution of LLC, or the termination of this Agreement for any reason, LLC and the Physicians will have the obligation to account to patients and to arrange for the storage or disposal of such Biological Materials in accordance with patient consent and the ethical guidelines of the American Society of Reproductive Medicine (“Relocation Program”).  Management Company, in such event, will, at the request of LLC, assist in the administrative details of such a Relocation Program for so long as LLC shall request and an appropriate fee shall be paid during that time.  These obligations shall survive the termination of this Agreement.

6.10           Practice Development, Collection Efforts and Network Involvement.  LLC agrees to participate in Management Company’s network activities and programs, including, but not limited to, the Council of Physicians and Scientists and offering IntegraMed’s Attain® IVF Programs to LLC patients, and participating in other product and service offering IntegraMed has in effect from time to time. LLC shall be entitled to offer the Attain IVF Programs or any successor program on an exclusive basis in the Territory, as defined in this Agreement, to its patients so long as eighty percent (80%) of LLC “private pay” patients apply for the Attain IVF Programs during each twelve (12) month period of the Term beginning with the Effective Date.

LLC agrees that during the term of this Agreement, LLC covenants for itself and will use reasonable efforts to cause its Physician-Employees to:

6.10.1                      Execute such documents and take such steps reasonably necessary to assist billing and collecting for patient services rendered by LLC and its Physician-Employees;

6.10.2                      Promote LLC’s medical practice and participate in marketing efforts developed by Management Company as provided for in Section 3.1.5.

6.10.3                      Reasonably cooperate with respect to Management Company’s collection efforts, and policies and procedures governing the collection of Receivables; and

6.10.4                      Comply with all applicable laws and regulations, federal, state and local.

6.11           No Grant of License; Independent Contractors. LLC may not use Management Company service names, acquired or developed trade names, trademarks, or related logos of Management Company (the “Management Company Trade Names") in conjunction with the provision of Infertility Services.  LLC will use its own legal entity name, and will not use the Management Company Trade Names as any part of that name.  LLC will not allow its clinic or its Infertility Services to become substantially associated with the Management Company Trade Names.  IntegraMed is an independent contractor, and neither party may hold themselves out as agents, employees, partners, or representatives of one another.  Neither party may bind the other to any contract.

6.12           Internet Marketing.                                                                Pursuant to Section 3.1.5, Management Company agrees to provide marketing services, including designing marketing plans for implementation by LLC for practice development. In performing such marketing, Management Company may maintain the Web site www.integramed.com or successor site, and will engage in other marketing efforts designed to benefit LLC and other independent clinics for which Management Company performs services.  Management Company will link to LLC on that site, and will list LLC in its other marketing efforts and materials, as appropriate.  LLC will also link to the Management Company website and LLC may also, in its discretion, state expressly that it has retained Management Company as a manager, but this is not permission to make a trademark use of the Management Company Trade Names, nor may LLC use any Management Company Trade Name to identify its own Infertility Services or its clinics.  For example, LLC may, but is not required to, add to its Web site a link to the Management Company Web site, together with the phrase “an independent member of the IntegraMed Network” or “an independent IntegraMed affiliate”.  One of these two phrases must also be used by LLC in connection with any marketing materials or other communications that mention that Management Company is providing the Business Services to LLC.
Article   7

Joint Duties and Responsibilities

7.1           Formation and Operation Of Practice Management Board.  Management Company and LLC will establish a practice management board (“Practice Management Board”), which will be responsible to assist LLC in developing management and administrative policies for the overall operation of LLC; provided, however, that LLC shall retain final authority for approving policies and procedures governing medical and clinical aspects of LLC’s operations.

The Practice Management Board will consist of designated representatives from Management Company as determined by Management Company, designated representatives of LLC as determined by LLC, the Executive Director and the Medical Director.  It is the intent and objective of Management Company and LLC that they use all reasonable efforts to agree on the overall provision of the Business Services to LLC and that, if they disagree, they will work cooperatively to resolve any such disagreement as outlined in this Agreement.

7.1.1           Meetings of the Practice Management Board.   The Practice  Management Board shall meet at least three (3) times per calendar year, and may hold additional meetings as determined by the Parties, at such time and place as the Parties may mutually agree for management review and to make decisions related to the LLC.  All representatives on the Practice Management Board may participate in a meeting by means of a conference telephone or similar communication device that allows all persons participating in the meeting to simultaneously hear each other during the meeting, and such participation shall be the equivalent of being present in person at the meeting.  Notice of the time, date and place of a regular meeting shall be given in writing or by electronic means not less than ten (10) days before the date of the meeting, to each Party’s representatives on the Practice Management Board.  Such notice requirement shall be deemed waived for a given meeting of the Practice Management Board if a Party’s representative on the Practice Management Board (i) is present at such meeting either in person or by means of a conference telephone or other communication device or (ii) provides a waiver in writing (including by electronic means) of such notice in advance of such meeting.  The Practice Management Board will maintain minutes of all meetings, which minutes shall, among other things, reflect all decisions of the Practice Management Board.

7.1.2           Actions by the Practice Management Board.  As part of its responsibilities delineated in Section 7.1, the Practice Management Board shall have authority to take the following actions:

▪	Approval of budget for recommendation to LLC;
▪	Approval of renovation and expansion plans;
▪	Approval of capital expenditures involving IntegraMed capital;
▪	Approval of annual marketing budget;
▪	Approval of long-term strategic plans; and
▪	Approval of recommendations regarding physician hiring.

All authority granted to the Practice Management Board under this Section 7.1.2 shall be exercised with the affirmative consent of each Party’s representatives to the Practice Management Board who are entitled to vote.  In the case of matters in this Section 7.1.2 requiring a formal vote, LLC shall have one (1) vote and Management Company shall have one (1) vote; provided, however, the determination with respect to hiring or firing of Physician-Employees shall be determined solely by LLC.  At least one (1) representative from each Party who is entitled to vote must be present, either in person or by means of a conference telephone as noted above, to constitute a quorum at any meeting of the Practice Management Board.

7.1.3           Actions by the Practice Management Board without a Meeting.  Any action required or permitted to be taken at a meeting of the Practice Management Board may be taken without a meeting if one (1) or more proposed written or electronic consents, setting forth the action so taken or to be taken: (i) is sent to the representative of each Party who is entitled to vote; (ii) is signed or approved by the number of representatives required by Section 7.1.2; and (iii) such signed or approved written or electronic consent is included in the LLC’s permanent records.  The written or electronic consent (which may be signed or approved in one or more counterparts) on any matter shall have the same force and effect as if such matter was voted upon at a duly called meeting of the Practice Management Board and may be described as such in any document or instrument.

7.2           Duties and Responsibilities of The Practice Management Board.  With the assistance of Management Company, the Practice Management Board shall have, among others, the following duties and responsibilities:

7.2.1           Annual Budgets and profitability.                                                                                                           Review and recommend to LLC annual capital and operation budgets prepared by Management Company; provided, however, all capital expenses involving Management Company capital must be approved by the Practice Management Board in accordance with Section 7.2.2.  The Parties covenant and agree to use their respective best efforts to assist the Practice Management Board in achieving the projected budgets. LLC and Management Company agree that, recognizing changes in circumstances, annual budgets and forecast are subject to revisions. Accordingly, the Practice Management Board may, from time to time, propose to modify the annual budgets, as needed, including without limitation, staff reductions, so that LLC operates in a profitable mode which means that PDE is positive on a monthly basis.  LLC’s approval of such modifications shall not be unreasonably withheld and shall become part of the Budget.  Further, LLC agrees that in the event LLC incurs operational losses at any point during the term of this Agreement, nothing herein shall obligate Management Company to incur losses under this Agreement in order to sustain LLC’s operations.

7.2.2           Capital Improvements and Expansion.                                                                                                           Except as otherwise provided herein, any renovation and expansion plans, and capital expenditures with respect to LLC involving Management Company capital shall be reviewed and approved by the  Practice Management Board and shall be based upon the best interests of LLC, and shall take into account capital priorities, economic feasibility, physician support, productivity and then current market and regulatory conditions.

7.2.3           Marketing Budget.                                                      LLC shall assist in the development of an annual marketing budget and plan prepared by Management Company for approval by the Practice Management Board.  All annual advertising and other marketing budgets prepared by Management Company shall be subject to the review, amendment, approval and disapproval of the Practice Management Board.

7.2.4           Strategic Planning.                                                                The Practice Management Board shall develop long-term strategic plans.

7.2.5           Physician Hiring.                                                      The Practice Management Board shall make recommendations regarding the number and type of physicians required for the efficient operation of LLC; provided, the final determination on physician hiring shall be made by LLC.

7.2.6           Executive Director.                                                                The Practice Management Board will direct the day-to-day functions of the Executive Director in managing LLC’s operations. The Executive Director shall meet with the Medical Director on a regular basis as reasonably requested by either Party to discuss issues pertaining to LLC.  Salary and fringe benefits paid to the Executive Director shall be approved by the Practice Management Board.  Management Company and the Practice Management Board will conduct an annual evaluation of such individual’s performance.

7.3           Research. The Parties recognize that the Physicians are employees of UNC, an institution committed to education, research, and patient care.  The Parties acknowledge and agree that they will take all reasonable actions as may be necessary to permit the Physicians or Physician-Employees to conduct research of general applicability at the Facilities, or produce research presentations, articles, or other publications of general public interest, in any case, derived from or based on research protocols conducted at the Facilities.  The Parties agree that, subject to compliance with all applicable laws (including without limitation, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), Pub. L. No. 104-191 (1996), and the regulations promulgated thereunder by the U.S. Department of Health and Human Services (“HHS”), including, but not limited to Title 45 Parts 160, 162 and 164 of the Code of Federal Regulations (“C.F.R.”), as the same may be amended from time to time (the “HIPAA Regulations”), as well as the data privacy and security provisions contained in the Health Information Technology for Economic and Clinical Health (“HITECH”) Act, Title XIII of Division A of the American Recovery and Reinvestment Act of 2009 (“ARRA”), Pub. L. No. 111-5 (2009), and other applicable data privacy and security protection laws), and subject to compliance with all applicable UNC policies governing human subjects research, nothing in this Agreement shall limit the ability of the Physicians or Physician-Employees to conduct research of general applicability or produce or publish such research presentations, articles, or other publications of general public interest.  The Parties agree further to work collaboratively with the Practice Management Board to develop policies and procedures for conducting research in the Facilities.

7.4           No Grant of License.                                                                Neither Party may use the service names, acquired or developed trade names, trademarks, or related logos of the other Party without such Party’s prior written consent.

Article   8

Financial Arrangements

8.1           Compensation.                                           The compensation set forth in this Article 8 is being paid to Management Company in consideration of the substantial commitment made, capital provided and services to be rendered by Management Company hereunder.  Management Company shall be paid the following amounts (collectively “Compensation”) beginning as of the Effective Date:

8.1.1                      an amount reflecting all Cost of Services paid by Management Company pursuant to the terms of this Agreement.

8.1.2           a Base Service Fee, paid monthly but reconciled to annual Revenues, in an amount equal to $11,183.00 a month.  The Base Service Fee shall increase or decrease each year on the anniversary of the Effective Date by a percentage that is equal to the percentage by which the LLC’s Revenues increased or decreased over the prior twelve (12) month period.

8.1.3           a Performance Incentive paid monthly out of PDE but reconciled to Fiscal Year operating results of LLC, equal to $6,033.00 a month. It is understood and agreed that the Performance Incentive is paid to Management Company only in the event LLC achieves positive PDE over the course of a Fiscal Year. In the event that LLC does not achieve positive PDE over the course of a Fiscal Year, Management Company shall retain all Performance Incentive paid to Management Company during such Fiscal Year, but shall not be paid a Performance Incentive for the succeeding year. For the year thereafter, the monthly Performance Incentive shall be equal to the monthly Performance Incentive prior to the year in which LLC did not achieve positive PDE. Nothing herein shall be interpreted to mean that if PDE is negative, Management Company makes a contribution to LLC to cover any such operating losses.  The Performance Incentive shall increase or decrease each year on the anniversary of the Effective Date by a percentage that is equal to the percentage by which the LLC’s PDE increased or decreased over the prior twelve (12) month period.

8.1.4           In the event that either Section 8.1.2 or 8.1.3 of this Agreement is found to be illegal, unenforceable, against public policy, or forbidden by law, by any local, state or federal agency or department, or any court of competent jurisdiction or notice is given to a Party hereto by the North Carolina Medical Board of its negative determination regarding either Section 8.1.2 or 8.1.3 (“Findings”), then Section 8.1.2 and/or 8.1.3 and/or the Base Service Fee and Performance Incentives shall be replaced, effective immediately and retroactive to the date of this Agreement, by a fixed annual Service  Fee, payable in equal monthly installments (“Alternate Service Fee”) on or before the 15th business day of each month. Said Alternate Service Fee shall be in an amount mutually agreed upon, within thirty (30) days’ time from the Findings, between Management Company and LLC.

8.2           Accounts Receivable.

8.2.1           On or before the 20th business day of each month, commencing with the first month following the Effective Date, Management Company shall reconcile the Receivables of LLC arising during the previous calendar month.  Subject to the terms and conditions of this Agreement, LLC hereby sells and assigns to Management Company as absolute owner, and Management Company hereby purchases from LLC all Receivables hereafter owned by or arising in favor of LLC on or before the 20th business day of each month. Management Company shall transfer or pay such amount of funds to LLC equal to the Receivables less Compensation due Management Company pursuant to Section 8.1.  LLC shall cooperate with Management Company and execute all necessary documents in connection with the purchase and assignment of such Receivables to Management Company.  All collections in respect of such Receivables shall be deposited in a bank account at a bank designated by Management Company.  To the extent LLC comes into possession of any payments in respect of such Receivables, LLC shall direct such payments to Management Company for deposit in bank accounts designated by Management Company.

8.2.2           Any Medicare or Medicaid Receivables due to LLC shall be excluded from the operation of Section 6.2.1 hereof. Any such Receivables shall be subject to agreement of LLC and Management Company with respect to the collection thereof.

8.2.3           LLC will be charged monthly interest at an annualized rate equal to the Prime Rate published in the Wall Street Journal on Receivables with average days sales outstanding (“DSO”) greater than 60 days for a trailing three-month period.  For example, if prime is 6% and LLC’s Revenues are $1,385,000 for a three-month period, the average Revenues per day (assuming 90 days in such three-month period) equals $15,389. If on the last day of  that same three-month  period LLC’s Receivables are $1.5 million, then LLC’s  DSO equal 97 days ($1.5 million divided by $15,389), resulting in interest being charged for the month on $569,393.00 of LLC’s Receivables  ($15,389 times 37 days) at a rate of 0.5% ( 6% prime rate divided by 12), or a $2,846.97 interest charge. Any application of this Section 8.2.3 shall exclude Bad Debt from the determination of Receivables subject to an interest payment.

8.2.4           On or before the 20th business day of each month, commencing with the month following the Effective Date, Management Company shall remit to LLC the PDE generated for the previous calendar month.

8.3           Advances.                                Management Company may advance necessary funds upon request for LLC to meet Cost of Services; provided, however, nothing herein shall obligate Management Company to incur Cost of Services and Physician salary Advances in excess of Revenues under this Agreement in order to sustain LLC’s operations. As security for such Advances, LLC shall deliver to Management Company with the execution of this Agreement a Security Agreement in the form of Exhibit 8.3 hereto giving Management Company a security interest in the Collateral, as that term is defined in the Security Agreement between the Parties. Management Company shall, in its sole discretion, be entitled to take any and all necessary action to prevent financial losses, in the form of Cost of Services on behalf of LLC, to Management Company in the event LLC’s Cost of Services exceed LLC’s Revenues at any point during the Term of this Agreement.  Notwithstanding anything herein to the contrary, no Advances will be made by Management Company to satisfy Physician-Employee draws, salaries or pension contributions, unless requested by LLC.

8.3.1           Any Advance hereunder shall be a debt owed to Management Company by LLC and shall be repaid in twelve equal installments plus accrued interest on the first day of each month following any Advance. To the extent PDE is available for distribution to UNC for a particular month; Management Company is authorized to deduct any outstanding Advance from the PDE prior to distribution to UNC to pay any installment then due.

8.3.2           Interest expense will be charged on an Advance and will be computed at the Prime Rate published in the Wall Street Journal on the date that such Advance is made to the LLC.

8.4           Capital Commitment                                                                During the Term, Management Company agrees to make available up to $500,000.00,  interest-free, for capital purchases on behalf of LLC in order for LLC to conduct its business (the “Capital Commitment”).  Any amount invested by Management Company in the Facilities at LLC’s written request that is in excess of the Capital Commitment will be charged to LLC as a capital cost, depreciated in accordance with GAAP, at an interest rate equal to the Prime Rate published in the Wall Street journal on the date that such amount is made available to LLC plus two (2%) percent.

8.5           Right to Audit.  Subject to the confidentiality provisions in Section 12.13, LLC  shall have the right during the Term of this Agreement to perform audits that may be considered necessary by LLC to determine the accuracy and correctness of Management Company’s accounting and internal controls, including Management Company’s calculation of the Cost of Services, Base Service Fee, Performance Incentive, or other payments described in this Section 8.  LLC may conduct such audits upon ten (10) days’ prior written notice to Management Company.  Any such audit may be conducted, in the LLC’s sole discretion, by a person employed or engaged by LLC or its affiliates or an independent, third-party auditor selected by LLC.  The expenses associated with an audit shall be paid by LLC.

8.5.1           Management Company will cooperate by furnishing LLC with any and all information as is reasonably necessary to perform and complete the audit procedures noted above.  LLC agrees that any such audit will be conducted at such times and in such a manner so as to avoid undue disruption of Management Company’s operations.  In the event that LLC determines that Management Company has made an error in calculating the payments due from LLC pursuant to this Section 8 that results in LLC being charged more for the Business Services than LLC is obligated to pay under this Agreement, Management Company shall promptly refund the excess charges for the Business Services to LLC.

Article   9

Term, Service Rights, Payments, And Other Commitments

9.1           Term.  This Agreement shall begin on the Effective Date and shall continue for twenty (20) years (the “Initial Term”), with automatic successive twenty (20) year terms (each, a “Renewal Term”), unless sooner terminated as herein provided. In the event either Party elects not to renew this Agreement at the expiration of the Term or a Renewal Term, said Party shall give the other not less than one (1) year’s prior written notice of its intention not to renew at the expiration of the Term or a Renewal Term.

9.2           Payment Commitment.  In consideration of the payment by Management Company to UNC of Six Hundred Sixty-Three Thousand ($663,000.00) Dollars (hereinafter referred to as the “Right to Manage Fee”) and the considerable investment of time and resources in LLC expected by Management Company, LLC grants to Management Company the exclusive right to provide the Business Services to LLC; provided, however, that nothing in this Agreement shall prohibit the System or any of its affiliates from providing services to LLC, upon approval by Management Company, such approval not to be unreasonably withheld.

9.3           Within thirty (30) days of the Effective Date, LLC shall cause 50% of the Right to Manage Fee to be put in a bank account managed by Management Company for purposes of LLC operating losses or working capital requirements for up to 24 months from the Effective Date.

Article   10

Termination of the Agreement

10.1           Termination

10.1.1                      Termination without Cause. Notwithstanding any language in this Agreement to the contrary, LLC may terminate this Agreement without cause during the Initial Term on the tenth (10th) anniversary of the Effective Date.  LLC may also terminate this Agreement without cause during each successive Renewal Term on the tenth (10th) anniversary of the first (1st) day of any such Renewal Term.  LLC shall provide Management Company with not less than one (1) year’s prior written notice of its intent to terminate this Agreement pursuant to this Section 10.1.1.

10.1.2                      Insolvency. If a receiver, liquidator or trustee of any Party shall be appointed by court order, or a petition to reorganize shall be filed against any party under any bankruptcy, reorganization or insolvency law, and shall not be dismissed within ninety (90) days, or any party shall file a voluntary petition in bankruptcy or make assignment for the benefit of creditors, then either of the other Parties may terminate this Agreement upon ten (10) days prior written notice to the other Parties.

10.1.3                      Material Breach.                                                      Either Party may terminate this Agreement immediately if it believes that the other Party has materially breached its obligations hereunder, and such breach has not been corrected within thirty (30) days (“Cure Period”) of the non-breaching Party (“Accuser”) giving written notice (“Breach Notice”) to the breaching Party (“Accused”), setting forth in detail the basis for the belief (“Accusation”). If the Accused agrees with the Breach Notice and cures the material breach within the Cure Period, no further action will be required by either Party.  If the Accused agrees with the Breach Notice, but the breach is not curable within the Cure Period and the Accused is making diligent efforts to cure the breach during the Cure Period (“Good Faith Cure Efforts”), the Parties may continue to operate under the terms and conditions of this Agreement.  If after the exercise of such Good Faith Cure Efforts, the Accused shall be unable to cure the breach within sixty (60) days from the Breach Notice, the Accuser may extend the time in which to cure the breach, upon request of the Accused.

10.2           Termination By Management Company for Professional Disciplinary Actions.    Management Company may terminate this Agreement upon ten (10) days prior written notice to LLC if a Physician-Employee’s authorization to practice medicine is suspended, revoked or not renewed due to concerns with patient safety or the Physician-Employee’s fitness to practice medicine and LLC has failed to suspend such physician’s authorization to treat LLC’s patients; provided, however, such action may not be taken until LLC has been given thirty (30) days to resolve such physician’s authorization to practice medicine. LLC shall notify Management Company within five (5) days of a notice that a physician’s authorization to practice medicine is suspended, revoked or not renewed or that formal disciplinary action has been taken against a physician which could reasonably lead to a suspension, revocation or non-renewal of a physician’s license due to concerns with patient safety or the physician’s fitness to practice medicine.

10.3           Non-Renewal at the expiration of a Term or Renewal Term. In the event either Party gives not less than one (1) year’s prior written notice of its intent not to renew at the expiration of the Term or a Renewal Term, this Agreement shall automatically expire at the end of the Term or Renewal Term.

10.4           Failure to Obtain a Certificate of Need.  LLC may terminate this Agreement upon ten (10) days prior written notice to Management Company in the event that the Certificate of Need (“CON”) Section of the North Carolina Division of Health Services Regulation determines that a CON is required to begin construction or development of the Facility and subsequently fails to issue a CON for the Facility despite the Parties’ best reasonable efforts to obtain such CON. If not already being sought prior to the execution of this Agreement, LLC shall, within 10 days of the execution of this Agreement, begin using its best reasonable efforts to obtain a notice of no review from the North Carolina CON Section.

10.5           Termination Fee.  LLC may terminate this Agreement at any time by providing written notice of its intent to purchase Management Company’s exclusive right to provide the Business Services.  LLC’s written notice (“Termination Notice”) shall include the date on which this Agreement will terminate (“Termination Date”) and the fee for which LLC will purchase Management Company’s right to provide the Business Services (the “Termination Fee”).  Unless the Parties agree otherwise in writing, the Termination Fee shall be an amount equal to the budgeted Base Service Fee and Performance Incentive for the then current Fiscal Year multiplied by the number of years remaining in the Initial Term or then current Renewal Term.  LLC’s payment of the Termination Fee may be paid either as (i) as a lump sum within 30 days of the Termination Date or (ii) a monthly payment on the first business day of the month over the remainder of the Initial or then current Renewal Term commencing with the month following the Termination Date.  Notwithstanding any language in this Agreement to the contrary, LLC shall not be obligated to pay the Termination Fee in the event that LLC terminates this Agreement as permitted in Sections 10.1, 10.3, or 10.4.

10.6           After Termination.  Upon termination of this Agreement for any reason or expiration of the Term, no Party shall have any further obligations hereunder except for: obligations set forth in Article 11 of this Agreement; obligations accruing prior to the date of termination or expiration; obligations, promises, or covenants contained herein which are expressly made to extend beyond the Term of this Agreement; and such remedies as may be available to a Party on account of an uncured breach by the other Party.

Article   11

Obligations and Options Upon Termination

11.1           Termination by  Management Company.  If Management Company terminates this Agreement during the Initial Term pursuant to Article 10, due to the insolvency of LLC (Section 10.1.2), or for a Finding of material breach by LLC (Section 10.1.3), or LLC fails to suspend a physician whose license is suspended, revoked or not renewed (Section 10.2), the following shall apply:

11.1.1	In addition to any other remedies available to Management Company at law or in equity, on or before the Closing Date, LLC shall:

(a)
Pay to Management Company in immediately available funds, an amount equal to the net book value (in accordance with GAAP) of all Management Company Assets at all Facilities made available to LLC by Management Company, in the event LLC opts to acquire the Management Company Assets.

(b)
In exchange for Management Company reassigning to LLC its interests in the Receivables acquired under Section 8.2, pay to Management Company in immediately available funds, an amount equal to the uncollected accounts receivable purchased from LLC which have not been charged to LLC as a Bad Debt under Cost of Services;

(c)	Pay to Management Company, in immediately available funds, an amount equal to $663,000.00.

(d)
Provide to Management Company a Consent to Assignment from each landlord of real estate leased by Management Company for the benefit of LLC to the extent each landlord is willing to provide such consent. The parties shall endeavor to obtain a consent that includes a release of Management Company from any further obligations or liability under the leases as of the Closing Date, except for liabilities accruing prior to the Closing Date, and shall satisfy any requirements provided for in the assignment provisions of the applicable leases;

(e)	Hire all Management Company employees working at the Facilities or make provision for their termination after the Closing Date;

(f)           Pay to Management Company in immediately available funds any outstanding liabilities under this Agreement, including any and all loans or Advances; and

(g)           Execute such documents and perform such acts as may be reasonably necessary to accomplish the transactions required to effect the termination.

11.2           Termination By LLC. In the event this Agreement is terminated by LLC as a result of the insolvency of Management Company (10.1.2) or a Finding of a material breach by Management Company (10.1.3), the following shall apply:

11.2.1	On or before the Closing Date, LLC shall:

(a)
Pay to Management Company in immediately available funds, an amount equal to the net book value (in accordance with GAAP) of any Management Company Assets at all Facilities made available to LLC by Management Company, in the event LLC opts to acquire the Management Company Assets;

(b)
In exchange for Management Company reassigning to LLC its interests in the Receivables acquired under Section 8.2, pay to Management Company in immediately available funds, an amount equal to the uncollected accounts receivable purchased from LLC which have not been charged to LLC as a Bad Debt under Cost of Services;

(c)
Have the option of assuming leases for office and equipment used directly for the operation of LLC’s business. In such event, a Consent to Assignment from each landlord of real estate leased by Management Company for the benefit of LLC to the extent each landlord is willing to provide such consent shall be obtained.;

(d)	Hire all Management Company employees working at the Facilities or make provision for their termination;

(e)	Pay to Management Company in immediately available funds any outstanding liabilities under this Agreement, including any and all loans or Advances; and

(f)
Return to Management Company all materials specifically designated as proprietary, including, but not limited to, consents, policy and procedure manuals, Risk Management and Clinical Standards Review Manuals (“Proprietary Materials”).  LLC’s failure (except as otherwise provided herein) to cease using the Proprietary Materials at the termination or expiration of this Agreement may result in immediate and irreparable damage to Management Company and to the rights of any licensee of Management Company for which there may be no adequate remedy at law.  In the event of such failure, Management Company shall be entitled to seek equitable relief by way of injunctive relief and such other relief as any court with jurisdiction may deem just and proper.  Additionally, pending such a hearing and the decision on the application for such permanent injunction, Management Company shall be entitled to seek a temporary restraining order, without prejudice to any other remedy available to Management Company.

(g)	Execute such documents and perform such acts as may be reasonably necessary to accomplish the transactions required to effect the termination.

11.3           Expiration of the Term or a Renewal Term. In the event this Agreement expires at the end of the Term or a Renewal Term, the following shall apply:

11.3.1                      On the last day of the Term, LLC shall:

(a)
Pay to Management Company in immediately available funds, an amount equal to the net book value (in accordance with GAAP) of any Management Company Assets at all Facilities made available to LLC by Management Company, in the event LLC opts to acquire the Management Company Assets;

(b)
In exchange for Management Company reassigning to LLC its interests in the Receivables acquired under Section 8.2, pay to Management Company in immediately available funds, an amount equal to the uncollected accounts receivable purchased from LLC which have not been charged to LLC as a Bad Debt under Cost of Services;

(c)	Pay to Management Company, in immediately available funds, an amount equal to $663,000.00.

(c)
Assume all leases for office space and equipment used directly for the operation of LLC’s business.  In such event, a Consent to Assignment from each landlord of real estate leased by Management Company for the benefit of LLC shall be obtained, to the extent each landlord is willing to provide such consent.;

(d)	Hire all Management Company employees working at the Facilities or make provision for their termination.

(e)           Pay to Management Company in immediately available funds any outstanding liabilities under this Agreement, including any and all loans or Advances; and

(f)           Execute such documents and perform such acts as may be reasonably necessary toaccomplish the transactions required to effect the termination.

11.4           Transfer of Ownership.  Upon receipt of payments due under  this Article 11 and other payments due, Management Company shall transfer ownership and possession of the Receivables and all Management Company Assets, and assign all right, title and interest in and to and obligations under the Lease(s) to LLC and return to LLC all security deposits.  LLC shall have the option of receiving full credit on the payments due under this Article 11 for all liens, encumbrances or security interest, or of having Management Company transfer ownership of the Management Company Assets free and clear of all liens, encumbrances or security interests thereon.

Article   12

Miscellaneous

12.1           Independent Contractor.   As set forth in Section 3.2, Management Company and LLC are independent contracting parties.  In this regard, the Parties agree that:

12.1.1   The relationship between Management Company and LLC is that of an independent supplier of non-medical services and a medical practice, respectively, and, unless otherwise provided herein, nothing in this Agreement shall be construed to create a principal-agent, employer-employee, or master-servant relationship between Management Company and LLC;

12.1.2   Notwithstanding the authority granted to Management Company herein, Management Company and LLC agree that LLC shall retain the full authority to direct all of the medical, professional, and ethical aspects of its medical practices;

12.1.3   Any powers of LLC not specifically vested in Management Company by the terms of this Agreement shall remain with LLC;

12.1.4 No Party shall have the right to participate in any benefits, employment programs or plans sponsored by the other Party on behalf of the other Party’s employees, including, but not limited to, workers’ compensation, unemployment insurance, tax withholding, health insurance, life insurance, pension plans or any profit sharing arrangement;

12.1.5   In no event shall any Party be liable for the debts or obligations of any other Party except as otherwise specifically provided in this Agreement; and

12.1.6   Matters involving the internal agreements and finances of LLC, including but not limited to the disposition of LLC property and stock, accounting, tax preparation, tax planning, and pension and investment planning, hiring and firing of physicians, decisions and contents of reports to regulatory authorities governing LLC and licensing, shall remain the sole responsibility of LLC.

12.2           Force Majeure.  No Party shall be liable to the other Party for failure to perform any of the services required under this Agreement in the event of a strike, lockout, calamity, act of God, unavailability of supplies, or other event over which such Party has no control, for so long as such event continues and for a reasonable period of time thereafter, and in no event shall such Party be liable for consequential, indirect, incidental or like damages caused thereby.

12.3           Equitable Relief.                                                      Without limiting other possible remedies available to a non-breaching Party for the breach of the covenants contained herein the Parties may seek injunctive or other equitable relief to enforce those covenants.

12.4           Prior Agreements; Amendments.   This Agreement supersedes all prior agreements and understandings between the Parties as to the subject matter covered hereunder and this Agreement may not be amended, altered, changed or terminated orally.  No amendment, alteration, change or attempted waiver of any of the provisions hereof shall be binding without the written consent of all Parties, and such amendment, alteration, change, termination or waiver shall in no way affect the other terms and conditions of this Agreement, which in all other respects shall remain in full force.

12.5           Assignment; Binding Effect.                                                                                     This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of all of the Parties which consent shall not be unreasonably withheld, and any attempted assignment without such consent shall be void and of no force and effect, The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties’ respective heirs, legal representatives, successors and permitted assigns.

12.6           Waiver of Breach.  The failure to insist upon strict compliance with any of the terms, covenants or conditions herein shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right at any one or more times be deemed a waiver or relinquishment of such right at any other time or times.

12.7           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina irrespective of the principal place of business of the Parties hereto.

12.8           Dispute Resolution.  Any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement or any breach thereof (each a “Controversy” and collectively “Controversies”), except for equitable relief sought pursuant to Section 12.3 hereof, may be resolved pursuant to the following resolution process:

12.8.1                      First, the Parties shall, in good faith, attempt to resolve any Controversy as follows: (i) the Party seeking to resolve the Controversy shall prepare a written position statement and deliver a copy thereof to the other Party; and (ii) no later than ten (10) days after delivery of such position statement, appropriate representatives of each Party shall meet and seek, in good faith, to resolve the Controversy.

12.8.2                      Second, if the Controversy cannot be resolved within thirty (30) days after the initiation of good faith negotiations, then such Controversy may be determined by binding arbitration in the State of North Carolina, City of Chapel Hill (hereinafter “Arbitration”).  The Party seeking determination may subject any such Controversy to Arbitration, and the rules of commercial arbitration thereof shall govern.  If both Parties agree to participate, the Arbitration shall be conducted and decided by a single arbitrator, unless the Parties mutually agree, in writing at the time of the Arbitration, to three arbitrators.  In reaching a decision, the arbitrator(s) shall have no authority to change or modify any provision of this Agreement, including any liquidated damages provision.  Each Party shall bear its own expenses and one-half the expenses and costs of the arbitrator(s).  Any application to compel Arbitration, confirm or vacate an arbitral award or otherwise enforce this Section 10.7 shall be brought in the Courts of the State of North Carolina or the United States District Court  for the District of North Carolina.

12.8           Separability.                                           If any portion of the provisions hereof shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such portion or provisions in circumstances other than those in which it is held invalid or unenforceable, shall not be affected thereby, and each portion or provision of this Agreement shall be valid and enforced to the fullest extent permitted by law, but only to the extent the same continues to reflect fairly the intent and understanding of the Parties expressed by this Agreement taken as a whole.

12.9           Headings.                                Section and paragraph headings are not part of this Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the contents thereof.

12.10                      Notices.                                Any notice or other communication required by or which may be given pursuant to this Agreement shall be in writing and mailed, certified or registered mail, postage prepaid, return receipt requested, or overnight delivery service, such as FedEx or DHL Express, prepaid, and shall be deemed given when received. Any such notice or communication shall be sent to the address set forth below:

If for Management Company:

Jay Higham, President & CEO
IntegraMed America, Inc.
Two Manhattanville Road
Purchase, New York 10577

With a copy to:

Claude E. White, General Counsel
IntegraMed America, Inc.
Two Manhattanville Road
Purchase, New York 10577

If for LLC:

The University of North Carolina at Chapel Hill
School of Medicine
Department of Obstetrics and Gynecology
Attention: Kim Schneider
3009 Old Clinic Building, CB 7570
Chapel Hill, NC 27599-7570

With a copy to:

The University of North Carolina at Chapel Hill
Office of University Counsel
110 Bynum Hall
Campus Box 9105
222 East Cameron Avenue
Chapel Hill, NC 27599-9105
Attention: General Counsel

Any Party hereto, by like notice to the other Parties, may designate such other address or addresses to which notice must be sent.

12.11                      Entire Agreement.   This Agreement and all attachments hereto represent the entire understanding of the Parties hereto with respect to the subject matter hereof and thereof, and cancel and supersede all prior agreements and understandings among the Parties hereto, whether oral or written, with respect to such subject matter.

12.12                      No Medical Practice by Management Company.  Management Company will not engage in any activity that constitutes the practice of medicine, and nothing contained in this Agreement is intended to authorize Management Company to engage in the practice of medicine or any other licensed profession.

12.13                      Confidential Information.

12.13.1                      During the initial term and any renewal term(s) of this Agreement, the Parties may have access to or become acquainted with each other’s trade secrets and other confidential or proprietary knowledge or information concerning the conduct and details of each Party’s business (“Confidential Information”).  At all times during and after the termination of this Agreement, to the extent not otherwise required by applicable law, no Party shall directly or indirectly, communicate, disclose, divulge, publish or otherwise express to any individual or governmental or non-governmental entity or authority (individually and collectively referred to as “Person”) or use for its own benefit, except in connection with the performance or enforcement of  this Agreement, or the benefit of any Person any Confidential Information, no matter how or when acquired, of another Party.  Each Party shall cause each of its employees to be advised of the confidential nature of such Confidential Information and to agree to abide by the confidentiality terms of this Agreement.  No Party shall photocopy or otherwise duplicate any Confidential Information of another Party without the prior express written consent of the such other Party except as is required to perform services under this Agreement.  All such Confidential Information shall remain the exclusive property of the proprietor and shall be returned to the proprietor immediately upon any termination of this Agreement.

12.13.2                      Confidential Information shall not include information which  (i) is or becomes publicly known through no fault of a Party hereto; (ii) is learned by a Party from a third-party legally entitled to disclose such information; (iii) was already known to a Party at the time of disclosure by the disclosing Party; (iv) was received from an unrelated third party; provided such information was not obtained, to the recipient’s knowledge, by said third party, directly or indirectly, on a confidential basis or in violation of any confidentiality agreement; (v) that is independently developed by the recipient’s employees or agents who are not privy to the Confidential Information; or (vi) information that the recipient is required by applicable law to disclose; provided that if a Party is requested or required (by deposition, interrogatory, request for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), the Party will give the other Party prompt written notice of such request or requirement so that such Party may seek an appropriate protective order or other remedy.

12.13.3                      In order to minimize any misunderstanding regarding what information is considered to be Confidential Information, Management Company or LLC will designate at each other’s request the specific information which Management Company or LLC considers to be Confidential Information.

12.13.4                      The terms of this Section 12.13 shall expressly survive the expiration or termination of this Agreement for whatever reason.

12.14                      Indemnification.

12.14.1                      Management Company agrees to indemnify and hold harmless LLC, its directors, officers, employees  and servants from any suits, claims, actions, losses, damages, liabilities or expenses arising out of or in connection with any, negligence by Management Company related to the performance of its duties and responsibilities under this Agreement or any breach of any representation or warranty.

The obligations contained in this Section 12.14.1 shall survive termination of this Agreement. This indemnification provision shall apply to both third-party claims and second-party claims, including, but not limited to, claims, actions, damages, losses, expenses, or costs (including, but not limited to, reasonable attorneys' fees and court costs) incurred by one Party to this Agreement as a result of an act, or omission to act, on the part of the other Party, its agents, or employees pursuant to this Agreement

12.14.2                      To the extent permitted by law, LLC agrees to indemnify and hold harmless Management Company, its shareholders, directors, officers, employees and servants from any suits, claims, actions, losses, damages, liabilities or expenses arising directly out of or in direct connection with any negligence by LLC related to the performance of its duties and responsibilities under this Agreement or any breach of any representation or warranty.  The obligations contained in this Section 12.14.2 shall survive termination of this Agreement. This indemnification provision shall apply to both third-party claims and second-party claims, including, but not limited to, claims, actions, damages, losses, expenses, or costs (including, but not limited to, reasonable attorneys' fees and court costs) incurred by one Party to this Agreement as a result of an act, or omission to act, on the part of the other Party, its agents, or employees pursuant to this Agreement.

12.14.3                      In the event of any claims or suits directly relating to the Facilities in which Management Company and/or LLC and/or their directors, officers, employees and servants are named, each of Management Company and LLC for their respective directors, officers, employees agree to cooperate in the defense of such suit or claim at the sole expense of the Party named in such claim or suit; such cooperation shall include, by way of example but not limitation, meeting with defense counsel (to be selected by the respective Party hereto), the production of any documents in his/her possession for review, response to subpoenas and the coordination of any individual defense with counsel for the respective Parties hereto.  The respective Party shall, as soon as practicable, deliver to the other Party copies of any summonses, complaints, suit letters, subpoenas or legal papers of any kind, served upon such Party, for which such Party seeks indemnification hereunder.  This obligation to cooperate in the defense of any such claims or suits shall survive the termination, for whatever reason, of this Agreement.

12.14.4                      Indemnification Procedures.  The indemnification obligations and liabilities of the Parties under this Agreement shall be subject to the following terms and conditions:

12.14.4.1                      The party seeking indemnification (the “Indemnified Party”) must give the other party (the “Indemnifying Party”) written notice of any claim promptly after the Indemnified Party receives notice of such claim; provided, however, that a failure by the Indemnified Party to notify the Indemnifying Party promptly shall not relieve the Indemnifying Party from liability for indemnification, except to the extent that such failure to notify the Indemnifying Party materially prejudices the Indemnifying Party;

12.14.4.2                      The Indemnifying Party shall have the right to undertake, by counsel of its own choosing, the defense of such claim; provided that the Indemnifying Party shall have acknowledged in writing its obligation to indemnify and hold the Indemnified Party harmless from any liabilities with respect to such claim;

12.14.4.3                      In the event the Indemnifying Party does not elect to undertake such defense, or within ten (10) business days after notice of such claim from the Indemnified Party, the Indemnifying Party shall fail to defend, the Indemnified Party (upon five (5) days written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such claim, by counsel of its own choosing, on behalf of and for the account and at the risk of the Indemnifying Party, subject to the right of the Indemnifying Party thereafter, upon (i) acknowledging in writing its obligation to indemnify and hold the Indemnified Party harmless from any liabilities with respect to such claim, and (ii) reimbursing the Indemnified Party for attorneys’ fees and defense costs incurred, to assume defense of such claim at any time prior to settlement, compromise or final determination thereof; and

12.14.4.4                      Notwithstanding anything in this Section 12.14 to the contrary, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense and, to the extent such participation affects the Indemnified Party, the compromise or settlement of the claim.  The Indemnifying Party shall not settle or compromise any claim or consent to entry of any judgment without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld with respect to monetary matters and matters that are not likely to adversely affect the business operations or reputation of the Indemnified Party.  In the event the Indemnifying Party undertakes defense of any claim, the Indemnified Party, at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel concerning such claim and the Indemnifying Party and the Indemnified Party and their respective counsel shall cooperate with respect to the defense of such claim.

12.15                      Compliance with Laws.  This Agreement and the transactions contemplated by this Agreement are intended to comply with all applicable federal and North Carolina laws and regulations.  In the event either Party determines in good faith that this Agreement or any of the transactions contemplated hereby are not in compliance with such laws and regulations, then the Parties shall negotiate in good faith to modify the terms and provisions of this Agreement to remedy any prior noncompliance, but if compliance cannot be achieved reasonably within thirty (30) days, then notwithstanding any other provision set forth in this Agreement, this Agreement shall terminate unless either Party reasonably requests an extension of time in which to bring this Agreement into compliance with any applicable law or regulation; notwithstanding anything herein to the contrary, in lieu of termination of this Agreement, either party may seek a judicial or administrative determination with respect to any issues regarding compliance with applicable federal or North Carolina laws and regulations.

12.16                      Variations of Pronouns.  All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons or entity may require.

12.17                      Counterparts.  This Agreement may be executed by the Parties in any number of separate counterparts, and all such counterparts so executed constitute one agreement binding on all the Parties notwithstanding that all the Parties are not signatories to the same counterpart.

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the day and year first above written.

UNC FERTILITY LLC

By:         /s/:Allen Daugird
     Allen Daugird, M.D. M.B.A.

IntegraMed America, Inc.

By:         /s/:Jay Higham
     Jay Higham, Chairman, President & CEO

Exhibit 3.12

Business Associate Agreement

Exhibit 6.4

Staffing Agreement

Exhibit 8.3

Security Agreement

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